UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 23, 2016

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Yum! Brands, Inc. (“YUM”) intends to separate its existing business in the People’s Republic of China from the remainder of YUM’s businesses to form two independent, stand-alone publicly traded companies, as previously announced, through a dividend of all of the outstanding common stock of a new company known as Yum China Holdings, Inc. (“Yum China”) to YUM shareholders (the “Spin-Off”).

In connection with the Spin-Off, Mr. Jonathan S. Linen will depart from YUM’s Board of Directors (the “Board”) and its Audit Committee and will become a member of the Yum China board of directors. Mr. Linen’s resignation from the Board and appointment to the Yum China board of directors is expected to be effective as of October 12, 2016.

Also in connection with the Spin-Off, Muktesh Pant will resign from his position with YUM as Chief Executive Officer of YUM’s China Division conditioned on the completion of, and effective as of the effective time of, the Spin-Off.  Mr. Pant is, and is expected after the Spin-Off to remain, the Chief Executive Officer of Yum China.

On September 23, 2016, the Board appointed Paget Alves as a director. The appointment is effective as of November 17, 2016. As of this filing, Mr. Alves has not been appointed to a committee of the Board. Consistent with YUM’s standard compensation arrangements for non-employee directors, which are described in YUM’s most recent proxy statement, Mr. Alves will receive a one-time stock grant with a fair market value of $25,000 on November 17, 2016 and a prorated portion of his annual stock retainer and stock appreciation rights grant. There is no arrangement or understanding between Mr. Alves and any other person pursuant to which he was selected as a director.

Item 7.01	Regulation FD Disclosure.

The press release announcing certain details of the Spin-Off and the dividend discussed in Item 8.01 below is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

Distribution of Yum China Common Stock

On September 23, 2016, the Board approved the pro rata distribution (the “Distribution”) of all of the outstanding common stock of Yum China, which is expected to be made at 11:59 p.m. on October 31, 2016, to YUM’s shareholders of record as of the close of business on October 19, 2016 (the “Record Date”). Each YUM shareholder of record as of the Record Date will be entitled to receive one share of Yum China common stock for each share of YUM common stock held at the close of business on the Record Date. Resulting fractional shares of Yum China common stock, if any, will be aggregated and sold in the open market as whole shares, with the aggregate cash proceeds distributed (net of discounts, commissions and withholdings) pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the Distribution.

Completion of the Spin-Off remains subject to the satisfaction or waiver of certain conditions, and remains subject to the sole discretion of the Board prior to the Spin-Off.

Declaration of Dividend

On September 23, 2016, the Board declared an increased dividend of $0.51 per share, payable on November 4, 2016 to shareholders of record as of the close of business on October 19, 2016.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are provided as part of this Form 8-K:

Exhibit No.	Description

99.1	Press Release of Yum! Brands, Inc., dated September 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	September 26, 2016	/s/ Scott Catlett
Scott Catlett
Vice President and Deputy General Counsel